UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

tronc, Inc.

(Exact name of registrant as specified in its charter)

Delaware	38-3919441
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

435 North Michigan Avenue

Chicago, Illinois 60611

312-222-9100

(Address, including Zip Code, and Telephone Number, including Area Code of Registrant’s Principal Executive Office)

TRONC, INC. 2014 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Julie K. Xanders, Esq.

General Counsel

tronc, Inc.

435 North Michigan Avenue

Chicago, Illinois 60611

(Name, address and telephone number of agent for service)

With copies to:

Stewart M. Landefeld
Andrew B. Moore
1201 Third Avenue, Suite 4900
Seattle, WA  98101-3099
(206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share together with attached preferred share purchase rights	2,800,000	$13.425	(2)	$37,590,000	$3,785.31

(1)              The number of shares being registered represents an increase in the shares reserved for issuance under the tronc, Inc. 2014 Omnibus Incentive Plan. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares of the Registrant’s common stock that became issuable under the applicable plan by reason of any stock dividend, stock split, recapitalization or similar transactions.

(2)              Estimated in accordance with Rules 457(c) and 457(f) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based upon the average of the high and low prices per share for tronc, Inc. common stock as reported by the Nasdaq Global Select Market on July 6, 2016, which were $13.91 and $12.94, respectively.

Part I

Information Required in the Section 10(a) Prospectus

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

Part II

Information Required in the Registration Statement

Item 3. Incorporation of Certain Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by tronc, Inc., formerly known as Tribune Publishing Company (the “Company”), are incorporated herein by reference:

(1)                                 Our Annual Report on Form 10-K for the fiscal year ended December 27, 2015, filed with the Commission on March 14, 2016;

(2)                                Our Quarterly Report on Form 10-Q for the quarterly period ended March 27, 2016, filed with the Commission on May 5, 2016;

(3)                                Our Current Reports on Form 8-K filed with the SEC on February 4, 2016, February 23, 2016, March 2, 2016, March 28, 2016 (two), April 5, 2016, April 25, 2016, May 5, 2016, May 9, 2016, May 23, 2016, May 25, 2016, June 2, 2016, June 6, 2016, June 15, 2016 and June 20, 2016 (but excluding the portions of such reports expressly noted as being furnished and not filed); and

(4)                                The description of our capital stock contained in our Registration Statement on Form 10, filed with the Commission on December 9, 2013, and of the attached preferred share purchase rights contained in the Registration Statement on Form 8-A, filed with the Commission on May 9, 2016, and any amendments or reports filed for the purpose of updating such descriptions.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) of any Current Report on Form 8-K or otherwise furnished to the SEC, unless otherwise stated), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered hereby have been sold or that deregister all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement reasonably incurred, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, although in the case of proceedings brought by or on behalf of the corporation, such indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation (unless the Delaware Court of Chancery or the court in which such proceeding was brought determines otherwise in accordance with the DGCL).  Our amended and restated by-laws provide for the indemnification of our directors and officers to the fullest extent permitted under the DGCL.

Section 102 of the DGCL authorizes a corporation to eliminate or limit its directors’ liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (a) breaches of the duty of loyalty, (b) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law, (c) unlawful payments of dividends, stock purchases or redemptions, or (d) transactions from which a director derives an improper personal benefit. Our amended and restated certificate of incorporation contains such a provision.

The Company has entered into indemnification agreements with its directors and certain officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in its amended and restated certificate of incorporation and its amended and restated by-laws and to provide additional procedural protections. The indemnification agreements generally require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified under such agreement.

Section 145 of the DGCL authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such. We have obtained liability insurance covering our directors and officers for claims asserted against them or incurred by them in such capacity.

Reference is made to Item 9 for the Company’s undertakings with respect to indemnification for liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9. Undertakings.

(a)                                 The Company hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on July 11, 2016.

TRONC, INC.

By:	/s/ Julie K. Xanders
	Name:	Julie K. Xanders
	Title:	Executive Vice President and General Counsel

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Julie K. Xanders and Terry Jimenez, or any of them, as attorneys-in-fact with the power of substitution, to execute in the name of and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on July 11, 2016 by the following persons in the capacities indicated.

Signature	Title

/s/ Justin C. Dearborn	Director and Chief Executive Officer
Justin C. Dearborn	(Principal Executive Officer)

/s/ Terry Jimenez	Executive Vice President and Chief Financial Officer
Terry Jimenez	(Principal Financial and Accounting Officer)

/s/ Michael W. Ferro, Jr.	Director and Chairman
Michael W. Ferro, Jr.

/s/ Patrick Soon-Shiong	Director and Vice Chairman
Patrick Soon-Shiong

/s/ Carol Crenshaw	Director
Carol Crenshaw

/s/ David T. Dreier	Director
David T. Dreier

/s/ Philip G. Franklin	Director
Philip G. Franklin

/s/ Eddy W. Hartenstein	Director
Eddy W. Hartenstein

/s/ Richard A. Reck	Director
Richard A. Reck

/s/ Donald Tang	Director
Donald Tang

INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

Exhibits

3.1	Amended and Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 8-A filed by tronc, Inc. on June 17, 2016).

3.2	Amended and Restated By-laws (incorporated by reference to Exhibit 3.2 of the Registration Statement on Form 8-A filed by tronc, Inc. on June 17, 2016).

3.3	Certificate of Designation of Series A Preferred Stock of tronc, Inc. (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by tronc, Inc. on May 9, 2016).

4.

Rights Agreement, dated as of May 9, 2016, by and between tronc, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K by tronc, Inc. on May 9, 2016).

5.1	Opinion of Perkins Coie LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Perkins Coie LLP (included in Exhibit 5.1).

99.1	tronc, Inc. 2014 Omnibus Incentive Plan, as amended (incorporated by reference to Appendix A to tronc, Inc.’s definitive proxy statement on Schedule 14A filed on April 19, 2016).